EXHIBIT 99.1

For Immediate Release
Media Contact:
Liz Bacelar LivePerson, Inc. (212) 991-1708 ebacelar@liveperson.com

David Vaskevitch Joins LivePerson, Inc. Board of Directors

NEW YORK, Apr. 18  LivePerson Inc. (Nasdaq: LPSN), a leading provider of real-time intelligent engagement solutions that optimize online conversions, customer service and support, today announced that David Vaskevitch has joined its Board of Directors.

Mr. Vaskevitch’s career as visionary software architect, business innovator and author spans more than 35 years.  He joined Microsoft Corp. in 1986, and held various senior executive positions during his 23-year tenure, most recently serving as Chief Technical Officer from August 2001 to August 2009. Previously at Microsoft, Mr. Vaskevitch served as Senior Vice President of the Business Applications Division, Senior Vice President of Developer, Vice President of Distributed Applications Platform and General Manager of Enterprise Computing as well as holding several other senior strategic roles.  He championed the company’s successful acquisition of Great Plains in 2000, and founded the Microsoft Consulting Services (MCS) division to assist enterprises in transitioning to client/server computing.  Mr. Vaskevitch is currently a member of the senior management team of GETCO, LLC, a global market maker and electronic platform for securities trading.

“David is a recognized leader in the world of technology and business innovation, as demonstrated by the work that he pioneered at Microsoft and throughout his career,” said Robert LoCascio, Founder and CEO of LivePerson, Inc. “His vast experience will be of tremendous value to our company as we seek to expand platform for intelligent engagement to deliver new value to our customers.”

“I am very pleased to join LivePerson’s Board of Directors” said Vaskevitch.  "It’s a very exciting time for the company—LivePerson has demonstrated strong leadership in the world of intelligent engagement, and is now focusing on delivering innovative new products that leverage its leading real-time intelligence platform.”

Mr. Vaskevitch began his career as an entrepreneur and software architect.  Among his first ventures was PlanDesign, a strategic planning consultancy that advised large corporations on business process re-engineering.  A subsequent venture, Standard Software, was one of the earliest venture-capital-funded software companies in North America.

Mr. Vaskevitch is the Author of Client/Server Strategies: A Survival Guide for Corporate Re-engineers, published in 1993 by IDG Books Worldwide.

Mr. Vaskevitch holds Bachelors of Science degrees in Math, Computer Science and Philosophy, and a Masters degree in Computer Science from the University of Toronto.

Board Transition

In addition, the company announced that Steven Berns has stepped down from LivePerson's Board of Directors after 9 years of dedicated service, effective as of April 12, 2011.  "We are extremely grateful for Steven's long tenure of service and many contributions to the company," said Mr. LoCascio.  Mr. Berns indicated that he is very proud of the company's achievements to date, and is leaving for personal reasons in the interest of dedicating more time to his other professional and personal commitments.

About LivePerson
LivePerson, Inc. (NASDAQ:LPSN) is a leading provider of real-time intelligent engagement solutions that optimize online conversions, customer service and support for companies of all sizes. Our web-based solutions use a scalable application and system architecture, allowing for quick deployment.  LivePerson offers a secure and reliable platform for delivery of relevant, compelling and personalized online experiences. More than 8,500 companies including Cisco, Hewlett-Packard, IBM, Microsoft, Verizon, Overstock and Orbitz rely on LivePerson to maximize the impact of the online channel. LivePerson has been named one of America's 25 Fastest-Growing Tech Companies in 2010 by Forbes, and Company of the Year by Frost and Sullivan.  LivePerson is headquartered in New York City with offices in Tel Aviv, Atlanta, London and San Francisco. For more information please visit http://www.liveperson.com.

**********
Safe Harbor Provision
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter and year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change. Although these expectations may change, we are under no obligation to inform you if they do.  Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: potential fluctuations in our quarterly and annual results; the adverse effect that the global recession may have on our business; competition in the real-time sales, marketing, customer service and online engagement solutions market; risks related to the operational integration of acquisitions; risks related to new regulatory or other legal requirements that could materially impact our business; risks related to our international operations, particularly our operations in Israel, and the civil and political unrest in that region; impairments to goodwill that result in significant charges to earnings; volatility of the value of certain currencies in relation to the US dollar, particularly the New Israeli Shekel, U.K. pound and Euro;  continued use by our clients of the LivePerson services and their purchase of additional services; responding to rapid technological change and changing client preferences; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; privacy concerns relating to the Internet that could result in new legislation or negative public perception; risks related to the regulation or possible misappropriation of personal information; legal liability and/or negative publicity for the services provided to consumers via our technology platforms; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; and risks related to our common stock being traded on more than one market, which may result in additional variations in the trading price of our common stock  This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.